Exhibit 99.1

Clean Energy Appoints Energy Sector Leader Lorraine Paskett
to Board of Directors

NEWPORT BEACH, Calif. – December 22, 2021 – Clean Energy Fuels Corp. (NASDAQ: CLNE) announced today that Lorraine Paskett, vice president of AES Corporation, has been appointed to the Board of Directors effective immediately.

“Lorraine is an esteemed industry leader with more than 25 years of experience in the energy and environmental sectors,” said Clean Energy Board of Directors Chairman Stephen Scully. “With her background in climate change reform and the renewable energy market, I’m confident that she will bring a great perspective to our board, and we’re proud to have her join us.”

Ms. Paskett oversees all external matters in California for AES US Business which includes supporting a transition from fossil fuel to renewable and zero carbon energy, new opportunities for energy storage, renewable energy development, and advanced fuels and emerging technologies in the electric and gas markets.

Previously, she founded and served as principal of Cambridge LCF Group, which provided strategic advice for companies in the gas and electric sectors, with a focus on advanced fuels and climate. In her role there, she was involved in many conventional gas, advanced fuels, climate change, and LCFS initiatives.

Ms. Paskett also served as a senior executive for the Los Angeles Department of Water and Power, leading water resource policy and providing a comprehensive approach for sustainable utility practices, including consumer water conservation and water reuse projects.

“Clean Energy has staked out a leadership position in providing customers with ways to immediately and significantly reduce their carbon emissions and address climate change through their operations,” said Ms. Paskett. “I’m excited to work with fellow board members as the company continues to expand the use of renewable fuels and contribute to the company’s future growth and success.”

Ms. Paskett holds a bachelor’s degree in Political Science from the California State University at Sacramento and went on to graduate from McGeorge School of Law in 1995. She has been a member of the California State Bar since 1995.

About Clean Energy

Clean Energy Fuels Corp. is the country’s largest provider of the cleanest fuel for the transportation market. Our mission is to decarbonize transportation through the development and delivery of renewable natural gas (RNG), a sustainable fuel derived from organic waste. Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas. We operate a vast network of fueling stations across the U.S. and Canada. Visit www.cleanenergyfuels.com and follow @ce_renewables on Twitter.

Clean Energy Contact:
Raleigh Gerber
949-437-1397
raleigh.gerber@cleanenergyfuels.com

Investor Contact:
Investors@cleanenergyfuels.com